Exhibit 10.99
Contract of Employment between Foster Wheeler Energy Limited
and
Michelle Davies
This contract was prepared on 08 August 2008.
The contract and the attached schedule together form your contract of employment with the company (the contract). The contract includes the particulars of your employment with the company as required under the Employment Rights Act 1996. Except where stated otherwise each of the terms and conditions in the contract has contractual effect. This contract should be read in conjunction with the attached offer letter. If there is any conflict between the terms of this contract and the offer letter then the terms of the contract shall apply. You will also be issued with a non-contractual handbook which contains a number of policies and procedures which you are expected to adhere to during and, in certain cases, after your employment with the company. Please note that if you breach company policies and procedures this may be a disciplinary offence. If you are on assignment, where there is any conflict between the terms of your assignment letter and the cover letter, or the contract, or the handbook, the terms of the assignment letter apply.
Job Title and Duties
Your position within Foster Wheeler is General Counsel. You will report to Mike Beaumont. This is an Executive Senior Staff position. All of our employees are required to be flexible. Where the need arises, the company may require you to undertake other duties or jobs. In exceptional circumstances this may include a post of a higher or lower grade: any proposal to change your post in this way will be discussed with you fully beforehand and the change will not be made without your consent, although such consent must not be unreasonably withheld.
Place of Work/Mobility
Your normal place of work is Reading. However, Foster Wheeler is a global company with other locations both in the United Kingdom and worldwide. Consequently, the company may require you to change your normal place of work to another location in the United Kingdom or overseas on a permanent or temporary basis. If this is necessary, it will be done after discussion and you will not be moved to a different place of work without your consent, although such consent must not be unreasonably withheld. You may also be required by the company to work from home during business hours where appropriate.
Assignments and Business Trips from Head Office
You may be required to work outside the Reading office from time to time, either in the United Kingdom or overseas. While on a business trip, the terms of Foster Wheeler’s Business Travel Policy will apply.

1

8 August 2008
Michelle Davies
Such assignments are regarded as a necessary business requirement and a normal part of an individual’s career development.
Working Hours
Your hours of work will be 40 per week which will primarily be worked in accordance with client and management requirements and, if applicable, the provisions of any flexitime arrangements in force at your place of work from time to time. The current working time arrangements for the Reading, Glasgow and Teesside offices are laid out in the employee handbook, and may be amended from time to time without notice. You may be expected to work hours in excess of your normal working week where this is necessary for the proper performance of your duties and where this is reasonably required by the company to meet business needs.
You will not be eligible for any overtime payments.
Continuous Service
Your employment with the company will start on a date to be agreed. (the start date).
No previous service with Foster Wheeler or any associated company will be considered part of your continuous period of employment with us and therefore your period of continuous employment with the company will be deemed to commence on the start date.
Remuneration
Your salary will be £170,000 per annum. You will be paid monthly in advance by credit transfer direct to your bank account on the sixth day of each month or, if that is not a working day the preceding working day.
You will normally be reviewed annually by the company. As part of the Executive Senior Staff conditions your salary will be reviewed in January 2009. Any change will be notified to you in writing. The company shall be under no obligation to increase your salary as part of any review.
The company operates a defined contribution pension plan, subject to the rules of the plan from time to time in force. Full details of the plan together with an application form will be given to you when you commence employment. Membership is voluntary, and you will need to formally apply to become a member of the plan. You are eligible to join the Executive DC Pension Plan.
You will also be eligible for participation in the FWEL Short Term Incentive Plan (STI) subject to the criteria set out in respect of FWEL’s financial performance against Plan, and in addition achievement of your own personal performance targets for which you are directly responsible. You have the potential to qualify for an on-target discretionary

8 August 2008
Michelle Davies
incentive payment of 40% of base salary subject to adjustment as specified in the 2008 FWEL Discretionary Incentive Compensation plan.
•	Number of individual targets set is usually 4-5

•	10% of this incentive payment will be based on the attainment of your personal targets and 90% is based on company performance in the year preceeding the payment being made.
The incentive payment earned under this plan will be paid during the first quarter of the following year. It is a condition to your entitlement to receive any payment under this Plan that on the day payment is made you remain an employee of the company and have not given or received notice of termination of employment.
You will receive the incentive payment in the first quarter of 2009 calculated on a prorata basis for 2008. This will be based on complete calendar months employed during 2008. Any incentive payment earned under this plan will not count towards aggregate salary in calculating Pensionable Salary for the purposes of the Pension Plan (i.e. it will be non-pensionable). This payment will be subject to deductions for the tax and National Insurance.
Membership of the Discretionary Short Term Incentive Plan is determinded on a year by year basis and your inclusion in this year’s plan does not oblige the company to include you in any future plan.
The Compensation Committee retain full discretion to modify incentive payments, either positively or negatively, based on its view of performance to include any and all facts and circumstances that may not be foreseeable at this time.
Holidays
The Holiday Year runs from 1st January to 31st December.
Your holiday entitlement is 25 working days in each calendar year, to be taken at times convenient to Foster Wheeler. The company normally shuts down over Christmas and most employees are required to take a set number of days (normally 3) of their paid holiday over this period. The number of days holiday that you will be required to take during the Christmas period will be notified to you during the first quarter of each holiday year.
This will be your maximum holiday entitlement. In the event that you are working less than 40 hours per week, your holiday entitlement will be paid on a pro rata basis depending on the number of hours worked per week.
New starters to the company will have their holiday entitlement for the year calculated on a pro-rata basis for the number of full months worked in the year. Your first month of

8 August 2008
Michelle Davies
employment will be counted as a full month for the purposes of holiday calculations if you commence employment in the first 14 calendar days of that month. Where necessary, the holiday entitlement of new starters is increased to the level of the number of days to be taken over the Christmas period.
As well as your normal holiday entitlement you will be entitled to take the public or other statutory holidays observed by the office at which you are currently working as paid holiday.
With management approval, up to three days’ holiday may be carried over from one holiday year to the next. The carried over time must be taken in the first three months of the new holiday year. You must take at least 20 days’ holiday in each full year worked. For the welfare of employees as well as for insurance reasons ten days must be taken as complete weeks of holiday. This may be either one fortnight or two separate weeks. No payment in lieu will be made for holiday not taken in any holiday year. In the interests of the company efficiency not more than 15 consecutive working days of holiday will normally be permitted.
Every effort is made to enable holidays to be taken on the dates requested. Where business demands make taking holiday difficult, this will be dealt with on an individual basis. Holidays must be agreed in advance and in writing by your supervisor. As a general rule two weeks’ notice must be given before the proposed date of commencement of any holiday.
Upon termination of your employment for any reason (unless you are dismissed summarily for gross misconduct) you shall be entitled to payment in lieu on a pro rata basis for any holidays not taken which have accrued in the holiday year in which the date of termination falls. Upon termination of employment for any reason (including where you are dismissed summarily for gross misconduct) you shall repay Foster Wheeler, or have deducted from your final salary or any payments due, any salary received in respect of holiday taken prior to the date of termination in excess of your proportionate entitlement. In either case the payment will be calculated by multiplying the accrued or excess entitlement by 1/260 of your salary as at the date of termination. The company may, at its absolute discretion, require you to take holiday entitlement during your notice period. Employees whose last day of employment is on or after the 15th of the month will be entitled to the pro rata amount of holiday entitlement for that month. You will not be entitled to a payment in respect of any holiday accrued but untaken on termination if you refuse to take any holiday entitlement during the notice period.
Notice
Following the successful completion of a probationary period, if either party wishes to terminate the contract the minimum notice period shall be six calendar months given by you, and a minimum of twelve calendar months given by the company.

8 August 2008
Michelle Davies
If you wish to terminate your employment written notice should be given to your Manager.
Disciplinary, Appeals and Grievance Procedures
The Foster Wheeler Disciplinary, Appeals and Grievance procedures can be found in the current employee handbook. Other than as required by law, these procedures do not form part of your contract of employment and may be amended from time to time.
Sick Pay
If you are absent from work due to sickness and subject to your compliance with the provisions relating to sickness absence notification and proof of incapacity as set out in the handbook the company may, at its absolute discretion pay you sick pay as follows, based on your normal salary and your years of service with the company:

Length of service at start of sickness	Maximum number of days for which company sick pay may be paid
During Probationary Period	SSP only (if eligible)
Up to 1 year	20 working days basic salary
Over 1 year up to 2	40 working days basic salary
Over 2 years’ up to 3	60 working days basic salary
Over 3 years’	60 working days basic salary followed by 60 working days at half basic salary
The payments given above are the normal maximum sick pay that will be paid in any one year and apply whether the periods of absence are continuous or intermittent. Any further payments of company sick pay above the limits stated above shall be at the company’s sole discretion.
The company currently provides a discretionary long term disability scheme for its employees who are unable to work for a prolonged period. Any payments made under this scheme are at management’s discretion. The rules of the scheme are available on request from Human Resources. These rules do not form part of your contract of employment.
Unauthorised Absence
The company reserves the right to withhold payment or deduct from your salary one day’s pay for each day of unauthorised absence from work. Any decision concerning this matter will be made by your manager. “Unauthorised absence” means failure to report to work unless this is due to genuine sickness or injury notified to the company in accordance with the procedure in the current employee handbook; leave for which permission has been granted by your manager or genuine reasons outside your control which are acceptable to the company and agreed by your manager.

8 August 2008
Michelle Davies
Private Healthcare Plan
You are eligible for membership of the Foster Wheeler private healthcare plan (the plan). Membership of the plan is subject to the rules of the plan from time to time in force, and, at the date of issue of this contract, is a taxable benefit. You may purchase additional cover for your partner and any eligible dependent children.
Other Benefits
Subject to eligibility, you may be able to participate in certain insurance or similar schemes as made available by the company from time to time. If you do participate in such schemes, and whether the particular scheme is contractual or non-contractual, payments will be made to you only insofar as the terms of the applicable company policy provides for cover and (where cover under the scheme is provided by an external organisation) where the applicable insurance policy provides for and pays for cover.
Personal Data
By signing this contract you consent to the holding, transferring and processing by the company of any data (whether electronically or manually held) relating to you, including information defined in the Data Protection Act 1998 as “sensitive personal data”, (for example, information relating to health or ethnic origin) where this data is held for the purposes of administration, management of the company’s staff and business and to comply with any legal requirements.
As previously mentioned, from time to time, you may be required to undertake business travel on behalf of the company. The company currently offers an insurance scheme to provide insurance cover for employees whilst undertaking such trips. If you have an illness or accident which requires the assistance of the insurance scheme, it will be necessary for the insurance company to pass information back to the company about your condition. It may also be necessary for the doctor treating you to confer with the company GP so that the treating doctor can obtain appropriate authorisations (as required by the terms of any policy or otherwise) from the company in relation to your treatment. By signing this contract you give your consent for the company GP to confer with a doctor treating you and for the insurance company to provide all relevant information to the company in the circumstances outlined above.
Governing Law
The contract of employment is governed by and shall be construed in accordance with the laws of England and shall be subject to the non-exclusive jurisdiction of the Courts of England and Wales.

Contract of Employment between Foster Wheeler Energy Limited
and
Michelle Davies
Contract prepared on 08 August 2008
This contract and the attached schedule set out the terms of your contract of employment with Foster Wheeler Energy Limited.
I hereby accept employment with Foster Wheeler Energy Limited under the terms and conditions stated in this contract and the attached schedule. I have read, understand and agree to be bound by the policies contained in the employee handbook.

Signature:	/s/ M J Beaumont M J Beaumont
Chairman & Chief Executive Officer

	/s/ Michelle Davies Michelle Davies	Date: 08-08-08
The earliest date on which I can commence employment is 01-10-08
Private Healthcare Plan (please indicate your wishes by ticking the relevant box)
☐ I do not wish to join the Plan
☐ I wish to join the Plan and enclose completed application documentation.
I wish to join the Plan on 1 July 2009

7

Certificate of Compliance
FOSTER WHEELER CODE OF BUSINESS CONDUCT AND ETHICS
CERTIFICATION OF COMPLIANCE
I hereby certify that I have received, read and understand the Foster Wheeler Code of Business Conduct and Ethics and that I will comply with its terms.

/s/ Michelle Davies
Signature
Michelle Davies

Department Legal Services Foster Wheeler Energy Limited
08-08-08
Date